As filed with the Securities and Exchange Commission on May 12, 2009.
Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KongZhong Corporation
(Exact Name of Registrant as Specified in Its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

Cayman Islands	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing 100044
People’s Republic of China
(+86-10) 8857-6000
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(+1-212) 894-8940
(Name, address and telephone number of agent for service)

Copy to:
Robert Chu
Sullivan & Cromwell LLP
Suite 501, Tower 1
China World Trade Center
1 Jian Guo Men Wai Avenue
Beijing 100004
People’s Republic of China
(+86-10) 5923-5900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum aggregate price per unit(3)	Proposed maximum aggregate offering price(3)(4)	Amount of registration fee
Ordinary shares, par value US$0.0000005 per share(1)	156,000,000	US$7.10	US$27,690,000	US$1,545.10

(1)
The ordinary shares may be represented by American depositary shares, each of which represents 40 ordinary shares. American depositary shares issuable on deposit of the ordinary shares have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-11628).

(2)
Represents the maximum number of ordinary shares that the Registrant expects could be issued upon conversion of an adjustable rate convertible senior note due in 2014 with an aggregate principal amount of US$6,775,400, and exercise of a warrant to purchase up to 80 million ordinary shares of the Registrant.  Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional number of ordinary shares that may be issued from time to time upon conversion of such note or exercise of such warrant as a result of stock dividends, splits, subdivisions, reclassifications or combinations or a merger, sale of substantially all of the Registrant’s assets or shares or similar transactions that require the approval of the Registrant’s shareholders or other transactions or series of transactions that otherwise result in a change in control of the Registrant. No additional consideration will be received for the issuance of such additional ordinary shares, and, therefore, no registration fee is required.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low reported sales prices on the Nasdaq Global Select Market on May 7, 2009.

(4)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 12, 2009

PROSPECTUS

156,000,000 ORDINARY SHARES

We issued and sold an adjustable rate convertible senior note due in 2014 with an aggregate principal amount of US$6,775,400, which we refer to as the “note,” and a warrant to purchase up to 80 million of our ordinary shares, exercisable within five years, which we refer to as the “warrant,” in a private transaction on March 18, 2009. We may issue ordinary shares upon conversion of the note or exercise of the warrant. The recipient of such ordinary shares, whom we refer to as the “selling shareholder,” may use this prospectus to resell, from time to time, the ordinary shares that we may issue to it upon conversion of the note or exercise of the warrant.

The registration of our ordinary shares covered by this prospectus does not necessarily mean that the selling shareholder will convert the note or exercise the warrant or that any of our ordinary shares received upon conversion of the note or exercise of the warrant will be sold by the selling shareholder.

We will receive no proceeds from any issuance of the ordinary shares to the selling shareholder upon conversion of the note. We will receive an aggregate amount equal to US$10,000,000 (US$0.125 per ordinary share) upon exercise of the warrant by the selling shareholder. We have agreed to pay the expenses relating to the registration of our ordinary shares. The selling shareholder may, from time to time, offer and sell the ordinary shares held by it directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus and any accompanying prospectus supplements. We will receive no proceeds from any sale of such ordinary shares by the selling shareholder.

Our American depositary shares, or ADSs, are traded on the Nasdaq Global Select Market under the symbol “KONG.”  On May 11, 2009, the last reported sale price of our ADSs was US$7.06 per ADS.

Our principal executive offices are located at 35th Floor, Tengda Plaza, No. 168 Xizhimenwai Street, Beijing 100044, People’s Republic of China, and our telephone number is (+86-10) 8857-6000.

Investing in these securities involves certain risks. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2009.

RISK FACTORS

You should carefully consider the risk factors incorporated by reference herein from our most recent Annual Report on Form 20-F (File No. 000-50826) for the fiscal year ended December 31, 2008, or our 2008 20-F, and other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplements, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see “Where You Can Find More Information” in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf process, the selling shareholder may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling shareholder. We may also provide a prospectus supplement to add, update or change information contained in this prospectus.

This prospectus and any accompanying prospectus supplements do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form F-3, including its exhibits, of which this prospectus is a part. Statements contained in this prospectus and any accompanying prospectus supplements about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus, any prospectus supplements or in any documents incorporated herein or therein by reference is accurate as of any date other than the date on the front of each of such documents.

You should read both this prospectus and any prospectus supplements together with the additional information described under the heading “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus and any prospectus supplements. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer to sell, or seeking offers to buy, these securities in any jurisdictions where offers or sales are not permitted.

Unless otherwise noted or unless the context otherwise requires, all references to “KongZhong,” “the company,” “our company,” “we,” “us” or “our” include KongZhong Corporation and its subsidiaries and operating companies as a combined entity. All references to and statements regarding China, or the People’s Republic of China, or the PRC, in this prospectus do not apply to Hong Kong, Macau or Taiwan. All references to “RMB” or “Renminbi” are to the legal currency of China and all references to “US$” are to the legal currency of the United States.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplements and the documents incorporated by reference herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include, without limitation, statements that are not historical facts relating to:

•	our financial performance and business operations;

•	our ability to successfully execute our business strategies and plans;

•	the state of our relationship with telecommunications operators in the PRC;

•	our dependence on the substance and timing of the billing systems of the telecommunications operators in the PRC for our performance;

•	our development and capital expenditure plans;

•	the expected benefit and future prospects of our strategic alliances and acquisitions, and our ability to cooperate with our alliance partners or integrate acquired businesses;

•	management estimations with respect to revenues from our wireless value-added services, or WVAS, mobile games and our wireless Internet businesses;

•	the development of our latest product offerings, including but not limited to offerings in our WVAS, mobile games and wireless Internet businesses;

•	the development of the regulatory environment and changes in the policies or guidelines of the PRC telecommunications operators;

•
the effect of the restructuring of the telecommunications industry in the PRC as announced by the Ministry of Industry and Information, or the MII (which also refers to its predecessor, the Ministry of Information Industry prior to the PRC government restructuring in March 2008), the National Development and Reform Commission and the Ministry of Finance of the PRC in May 2008; and

•	competitive pressures and future growth in the WVAS, mobile games, wireless Internet, mobile advertising, telecommunications and related industries in the PRC.

The words “forecast,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “seek,” “will,” “would” and similar expressions, as they relate to us, are intended to identify a number of these forward-looking statements.

These forward-looking statements involve various risks and uncertainties. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual results may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in “Item 3 — Key Information — Risk Factors” of our 2008 20-F and the following:

•	any changes in our relationship with telecommunications operators in the PRC;

•
any changes in the regulatory regime or the policies for the PRC telecommunications industry, including changes in the structure or functions of the primary industry regulator, the MII, or its policies, or the policies or other regulatory measures of other relevant government or industry authorities relating to, among other matters, the granting and approval of licenses, procedures for customers to access and subscribe to WVAS or mobile games, restrictions on wireless or Internet content, or the introduction of new technology platforms, products and services;

•	the effects of competition on the demand for or the price of our products or services;

•	any changes in customer demand or usage preference for our products and services;

•	any changes in the telecommunications operators’ systems for billing users of our WVAS and mobile games and remitting payments to us;

•	any changes in technologies related to telecommunications, WVAS, mobile games or wireless Internet or applications based on such technologies;

•
any changes in political, economic, legal and social conditions in the PRC, including the PRC government’s specific policies with respect to foreign investment and entry by foreign companies into the telecommunications, WVAS, mobile games or wireless Internet market, economic growth, inflation, foreign exchange or the availability of credit; and

•	changes in population growth and gross domestic product growth, and the impact of those changes on the demand for our services.

We do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise. Because of the risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus might not occur in the way we expect, or at all. You should not place undue reliance on any forward-looking information.

OFFERING STATISTICS AND EXPECTED TIME TABLE

We issued the note and the warrant to Nokia Growth Partners II, L.P., or NGP on March 18, 2009. The note can be converted into up to 76 million of our ordinary shares based on the current conversion price, US$0.08915 per ordinary share. The warrant can be exercised for up to 80 million of our ordinary shares. The number of ordinary shares that may be issued upon conversion of the note and exercise of the warrant may be subject to adjustments in the event of stock dividends, splits, subdivisions, reclassifications or combinations or a merger, sale of substantially all of our assets or shares or similar transactions that require the approval of our shareholders or other transactions or series of transactions that otherwise result in a change in control of our company.

Further information on the method and expected time table for distribution is set forth under “Selling Shareholder” and “Plan of Distribution” below.

SELLING SHAREHOLDER

The note and the warrant were originally issued and sold by us to NGP on March 18, 2009 in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D thereunder. We may issue ordinary shares from time to time upon conversion of the note or exercise of the warrant. In such circumstances, NGP as well as any of its successors, including its transferees, pledgees or donees or other successors, whom we also refer to as the “selling shareholder,” may use this prospectus and any accompanying prospectus supplements to resell, from time to time, the ordinary shares that may be issued to it upon the conversion of the note or exercise of the warrant.

The following table sets forth the maximum number of our ordinary shares that we expect could become beneficially owned and offered by the selling shareholder pursuant to this prospectus should the selling shareholder fully convert the note and exercise the warrant. The information is based on information provided by or on behalf of the selling shareholder. Solely for purposes of determining the number of ordinary shares covered by this Registration Statement, the number of our ordinary shares shown in the table below issuable upon conversion of the note is based upon the conversion of the full principal amount of the note held by the selling shareholder at the current conversion price of US$0.08915. The table also assumes exercise of the warrant. The conversion price of the note and the number of ordinary shares issuable upon exercise of the warrant are subject to adjustments. Accordingly, the number of our ordinary shares issuable upon the conversion of the note or exercise of the warrant may increase or decrease from time to time. Any changed information given to us by the selling shareholder will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

We have prepared the table below based on information given to us by the selling shareholder on or before May 11, 2009. Because the selling shareholder may offer, pursuant to this prospectus, all or some portion of the ordinary shares listed below, no estimate can be given as to the amount of ordinary shares that will be held by the selling shareholder upon consummation of any sales. In addition, the selling shareholder may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act, some or all of the ordinary shares since the date as of which such information was provided to us.

Based on the information provided to us by the selling shareholder, the selling shareholder has not had any material relationship with us or any of our affiliates within the past three years, except that pursuant to the note and warrant purchase agreement that we entered into with NGP on March 18, 2009, NGP has the right to appoint, and has appointed, one representative to attend our board meetings as a non-voting observer.

Name of Selling Shareholder	Maximum Number of Ordinary Shares Issuable upon Conversion of the Note and Exercise of the Warrant	Number of Ordinary Shares That May Be Sold	Percentage of Ordinary Shares Outstanding(1)
Nokia Growth Partners II, L.P.(2)	156,000,000	156,000,000	9.9%

(1)
Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act, using 1,576,396,360 ordinary shares outstanding as of May 11, 2009. In calculating this amount, we treated as outstanding the number of ordinary shares issuable upon conversion of the note and exercise of the warrant.

(2)
We have been informed by the selling shareholder that N.G. Partners II, L.L.C., the general partner of NGP, and John Gardner and Paul Asel, the managing members of N.G. Partners II, L.L.C., may be deemed to have sole voting and dispositive power over the ordinary shares that would be beneficially owned by the selling shareholder upon conversion of the note and/or exercise of the warrant.

PLAN OF DISTRIBUTION

The selling shareholder and any of its successors may sell our ordinary shares issuable upon conversion of the note and exercise of the warrant directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers.

The ordinary shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our ordinary shares may be listed or quoted at the time of sale, including the Nasdaq Global Select Market;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market, including in transactions that are privately negotiated;

•	through the writing of options, whether the options are listed on an options exchange or otherwise (including the issuance by the selling shareholder of derivative securities);

•	through the settlement of short sales; or

•	any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. Neither we nor the selling shareholder currently expects the method of distribution to take the form of an underwritten offering.

In connection with sales of the ordinary shares or otherwise, the selling shareholder may (A) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging positions they assume, (B) sell the ordinary shares short and deliver the ordinary shares to close out short positions, (C) loan or pledge the ordinary shares to broker-dealers or other financial institutions that in turn may sell the ordinary shares or (D) enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the ordinary shares, which the broker-dealer or other financial institution may resell pursuant to this prospectus. The selling shareholder may also enter into transactions in which a broker-dealer makes purchases of the ordinary shares as a principal for resale for its own account or through other types of transactions.

The aggregate proceeds to the selling shareholder from the sale of the ordinary shares offered by it hereby will be the purchase price of such ordinary shares less discounts, concessions or commissions, if any. The selling shareholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from such sale.

Our ADSs are listed for trading on the Nasdaq Global Select Market under the symbol “KONG.”

In order to comply with the securities laws of some states, if applicable, our ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling shareholder and any broker-dealers or agents that participate in the sale of our ordinary shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of our ordinary shares by the selling shareholder and any discounts, concessions or commissions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any selling shareholder who is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling shareholder may be deemed to be an “underwriter,” it may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling shareholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling shareholder and any other persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholder and any underwriter, broker-dealer or agent regarding the sale of our ordinary shares by the selling shareholder.

The selling shareholder may decide not to sell any of our ordinary shares described in this prospectus. There is no assurance that the selling shareholder will use this prospectus to sell any or all of our ordinary shares. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling shareholder may transfer, devise or gift the ordinary shares by other means not described in this prospectus.

With respect to a particular offering of our ordinary shares, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the ordinary shares to be offered and sold;

•	the name(s) of the selling shareholder(s);

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable discounts, concessions and commissions and other items constituting compensation from the selling shareholder.

We will pay all of our expenses incidental to the registration of the ordinary shares issuable upon conversion of the note and exercise of the warrant, but the selling shareholder will be responsible for payment of discounts, concessions and commissions and other fees of underwriters, broker-dealers, agents and advisers, if any, in connection with the sale of the ordinary shares.

Pursuant to the registration rights agreement we entered into with NGP on March 18, 2009, each of us and NGP will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution for payments required to be made as a result of these liabilities.

Also pursuant to the registration rights agreement, we may, in accordance with the terms of such agreement, delay the filing or effectiveness of a registration statement, including its amendments or prospectus supplements, or, prior to the pricing of any offering of the ordinary shares pursuant to a registration statement, delay such offering (or withdraw any registration statement that has been filed), if we determine in our sole discretion that (i) proceeding with the offering would require us to disclose material information that we would not otherwise be required to disclose at that time and that the disclosure of such information would not be in the best interests of us or our shareholders or (ii) that the registration or offering to be delayed would, if not delayed, materially and adversely affect us or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason. Any time we delay a filing, an effective date or an offering pursuant to this provision of the registration rights agreement, we will notify the selling shareholder of the commencement and termination of such suspension period and any withdrawal of a registration statement.

USE OF PROCEEDS

The proceeds from the sale of the ordinary shares offered by this prospectus are solely for the account of the selling shareholder. Accordingly, we will not receive any of the proceeds from the sale of the ordinary shares offered by this prospectus.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of March 31, 2009:

•	on an actual basis; and

•	on a pro forma basis, to reflect full conversion of the note and exercise of the warrant.

The information in this table should be read in conjunction with “Selected Financial Data” and our consolidated financial statements and related notes included in our 2008 20-F.

	As of March 31, 2009
	Actual	Pro Forma
	(Unaudited)
	(In thousands of U.S. dollars, except share data)
Long-term liabilities:
Convertible notes	2,464,446	-
Total long-term liabilities	-	-
Shareholders’ equity:
Ordinary shares (US$0.0000005 par value; 1,000,000,000,000 shares authorized; 1,429,869,200 issued and outstanding as of March 31, 2009) (1,585,869,200 shares issued and outstanding on a pro forma basis as of March 31, 2009)(1)	710	788
Additional paid-in capital	89,403,318	102,545,017
Warrant	677,331	-
Accumulated other comprehensive income	23,131,644	23,131,644
Statutory reserve	7,392,442	7,392,442
Retained earnings	46,449,780	46,449,780
Total shareholders’ equity	167,055,225	179,519,671
Total capitalization	169,519,671	179,519,671

(1)	The actual and pro forma numbers of ordinary shares issued and outstanding as of March 31, 2009 included 9,472,840 shares that had been repurchased by the company but not yet cancelled.

DESCRIPTION OF SHARE CAPITAL

Set forth below is information concerning our share capital and a brief summary of the material provisions of our amended and restated memorandum of association, as adopted on June 11, 2004 and effective on July 9, 2004, or memorandum, and our amended and restated articles of association, as adopted on June 11, 2004 and effective on July 9, 2004, and as amended by special resolution on September 6, 2005, or articles of association, the material applicable laws of the Cayman Islands and certain other applicable laws and regulations. You and your advisers should refer to the text of our memorandum and articles of association and to the texts of applicable laws and regulations for further information.

GENERAL

We were incorporated in the Cayman Islands in May 2002 as Communication Over The Air Inc., an exempted limited liability company, and we are governed by the Companies Law (2007 Revision) Cap. 22 of the Cayman Islands, or the Companies Law, and the common law of the Cayman Islands. An exempted company under Cayman Islands law is a company that conducts its business outside of the Cayman Islands, is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies, does not have to make its register of shareholders open to inspection and may obtain an undertaking against the imposition of any future taxation. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. In March 2004, we changed our name to KongZhong Corporation. Our memorandum sets forth objects for which the company was established. Those objects are unrestricted, and we have full power and authority to carry out any object not prohibited by the Companies Law or any other law of the Cayman Islands.

As of each of December 31, 2008 and the date hereof, our authorized share capital consists of 1,000,000,000,000 ordinary shares, par value US$0.0000005 per share. As of April 30, 2009, we had 1,429,869,200 ordinary shares issued and outstanding. Other than the 9,472,840 ordinary shares that had been repurchased by our company but not yet cancelled, all of the outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form.

                      As of December 31, 2006, we had 1,384,523,600 ordinary shares issued and outstanding. In 2007, we issued 38,632,520 ordinary shares upon exercise of employee stock options granted under the KongZhong Corporation 2002 Equity Incentive Plan, or the 2002 Plan. As of December 31, 2007, we had 1,423,156,120 ordinary shares issued and outstanding. In 2008, we repurchased 8,923,600 ordinary shares. See “— Share Repurchase.” In addition, we issued 20,000,000 ordinary shares in 2008 for share-based compensation under the 2002 Plan, and the KongZhong Corporation 2006 Equity Incentive Plan, or the 2006 Plan. As a result, we had 1,434,232,520 ordinary shares outstanding as of December 31, 2008. See “— Stock Options and Restricted Share Units.”

On March 16, 2009, our board of directors approved written resolutions authorizing the issuance of the note and the warrant, which together may be convertible into and exercisable for up to 156,000,000 of our ordinary shares, subject to certain adjustments.

Stock Options and Restricted Share Units

Our 2002 Plan and 2006 Plan are intended to provide incentives to our directors, officers and employees as well as consultants and advisers of our company and its present or future parent company or subsidiaries, or any related corporations.

KongZhong Corporation 2002 Equity Incentive Plan

The 2002 Plan was approved by our shareholders at a meeting held on June 6, 2002. Pursuant to the 2002 Plan, we originally reserved a total of 70,000,000 ordinary shares for issuance under two categories of options: incentive stock options, which may be granted to officers and employees of our company and any present or future parent or subsidiary of our company, or the related corporations, and non-qualified options, which may be granted to any employee, officer, director, consultant or adviser of our company and the related corporations. We increased the number of ordinary shares reserved for issuance under the 2002 Plan to 105,000,000 on February 15, 2004, and to 137,000,000 on September 6, 2005. Both increases have been approved by our shareholders.

As of December 31, 2008, under the 2002 Plan, we had granted options to purchase an aggregate of 236,090,280 ordinary shares, as adjusted by cancellations following initial grants and our share split, of which options to purchase 128,694,160 had lapsed and 16,749,360 were exercisable at exercise prices ranging from US$0.0025 to US$0.0875 per ordinary share. The exercise prices represent the fair market values of the underlying ordinary shares on the dates the options were granted.

During 2007, under the 2002 Plan, we granted options to purchase an aggregate of 23,800,000 ordinary shares, of which options to purchase 19,522,980 of our ordinary shares lapsed and options to purchase 3,256,640 of our ordinary shares were exercised. With respect to such options, the vesting schedule for the incentive stock options provides for 25% of the options to vest on the first anniversary of the date of the grant, and the remaining 75% to vest in 12 equal quarterly installments beginning one calendar quarter after the date of such anniversary. With respect to the options granted to our independent directors, the options are vested in 12 equal quarterly installments beginning one calendar quarter after the grant date.

During 2008, under the 2002 Plan, we granted options to purchase an aggregate of 50,950,280 ordinary shares, of which options to purchase 68,161,060 of our ordinary shares lapsed and options to purchase 18,760 of our ordinary shares were exercised. In October 2008, we cancelled all options granted between February 2004 to November 2007 that were then outstanding and granted new options at the then fair market price under the 2002 Plan. The new options would vest in 16 equal quarterly tranches beginning one calendar quarter after the date of the grant. For the other options granted in 2008, the vesting schedule for the incentive stock options provides for 25% of the options to vest on the first anniversary of the date of the grant, and the remaining 75% to vest in 12 equal quarterly tranches beginning one calendar quarter after the date of such anniversary. With respect to the options granted to our independent directors, the options are vested in 12 equal quarterly tranches beginning one calendar quarter after the grant date.

The expiration date for each option is ten years from the date of grant.

KongZhong Corporation 2006 Equity Incentive Plan

The 2006 Plan was approved by our shareholders at our annual general meeting on October 12, 2006. Pursuant to the 2006 Plan, we originally reserved a total of 40,000,000 ordinary shares for issuance in respect of stock options, restricted share units and other forms of equity compensation. We increased the number of ordinary shares reserved for issuance under the 2006 Plan to 180,000,000 on December 18, 2008. This increase has been approved by our shareholders.

As of December 31, 2008, under the 2006 Plan, we had granted an aggregate of 141,880,000 restricted share units, as adjusted by cancellations following initial grants, of which 7,670,000 had lapsed. During 2007, we granted restricted share units covering 37,280,000 of our ordinary shares, restricted share units covering 4,520,000 of our ordinary shares lapsed and restricted share units covering 360,000 of our ordinary shares were exercised. During 2008, we granted restricted share units covering 104,600,000 of our ordinary shares, restricted share units covering 3,150,000 of our ordinary shares lapsed and restricted share units covering 11,612,500 of our ordinary shares were exercised.

With respect to the restricted share units that we have granted to our employees, the vesting schedule provides for 25% of the restricted share units to vest on the first anniversary of the date of the grant, and the remaining 75% to vest in 12 equal quarterly tranches beginning one calendar quarter after the date of such anniversary. With respect to the restricted share units granted to our independent directors and advisors, the restricted share units vest in 12 equal quarterly tranches beginning one calendar quarter after the grant date. The expiration date for each restricted share unit is ten years from the date of grant.

Our board administers the 2002 Plan and 2006 Plan and has wide discretion in awarding stock options, restricted share units and other forms of equity compensation. Subject to the provisions of the 2002 Plan and 2006 Plan, our board determines who will be granted equity compensation, the type and timing of equity compensation to be granted, the vesting schedule and other terms and conditions of the equity compensation, including the exercise price of the stock options. On December 30, 2005, our board, following the recommendation of the compensation committee, approved a resolution authorizing our chief executive officer to grant up to 8,000,000 stock options to non-officer employees without prior written approval by the compensation committee or the board.

Generally, if an outstanding equity compensation award granted under the 2002 Plan and 2006 Plan has not vested by the date of termination of the grantee’s employment with us, no further tranches of the grantee’s equity compensation award will become exercisable following the date of such cessation of employment, and the grantee’s already vested but unexercised equity compensation awards will terminate after a period of 90 days from such cessation of employment.

Our board may terminate or amend the 2002 Plan and 2006 Plan at any time; provided, however, that our board must seek our shareholders’ approval with respect to certain major modifications to the 2002 Plan and 2006 Plan, and, if such amendment or termination would adversely affect the rights of a grantee under any option granted, the approval of such grantee would be required. Without further action by our board, the 2002 Plan will terminate on June 6, 2012 and the 2006 Plan will terminate on October 11, 2016.

The 2002 Plan and 2006 Plan provide for acceleration of awards upon the occurrence of certain consolidations, mergers, acquisitions or sale of all or substantially all assets or shares of our company. In any such case, our board shall take, among others, one or more of the following actions: accelerate the date of exercise of such options or any tranche of such options, provide a fixed period of time that the grantees must exercise such options or terminate all options in exchange for cash payment.

The following table sets forth information on stock options and restricted share units that have been granted and are outstanding as of December 31, 2008, pursuant to the 2002 Plan and the 2006 Plan.

	Ordinary shares underlying options					Restricted Share Units
Name of grantee	2008 option grants		Pre-2008 option grants	Expiration date	Exercise price per share (U.S. dollars) (1)	2008 grants		Pre-2008 grants		Expiration date
Directors and Senior Officers
Leilei Wang	—		—	—	—	48,000,000	(2)	—		Dec. 18, 2018
Xin Wang	—		—	—	—	42,400,000	(3)	—		Dec. 18, 2018
Xiaoxin Chen	—		—	—	—	440,000		—		Sep. 15, 2018
Xiaolong Li	—		—	—	—	480,000		—		Oct. 19, 2018
Hope Ni	—		—	—	—	—		200,000	(4)	Feb. 13, 2017
Charlie Y. Shi	—		—	—	—	1,240,000	(5)	—		Oct. 19, 2018
Hanhui Sun	2,000,000	(6)	—	Oct. 23, 2018	0.07025	—		2,625,000	(7)	Feb. 13, 2017 to Nov. 11, 2017
Other employees (comprising 140 individuals)	45,055,280		12,479,360	June 30, 2012 to Dec. 18, 2018	0.0025 to 0.0875	12,000,000	(8)	14,852,500	(8)	Feb. 13, 2017 to Dec. 18, 2018
Total	47,055,280		12,479,360			104,560,000		17,677,500

(1)	The exercise price per share of options granted represents the fair market value of the underlying ordinary shares on the date the options were granted.

(2)
Leilei Wang was granted 48,000,000 restricted share units on December 19, 2008, of which 25% will vest on December 19, 2009, and the remaining 75% will vest in 12 equal tranches beginning from March 19, 2010 and continuing at the end of each subsequent three-month period. As of December 31, 2008, no restricted share units were vested.

(3)
Xin Wang was granted 42,400,000 restricted share units on December 19, 2008, of which 25% will vest on December 19, 2009, and the remaining 75% will vest in 12 equal tranches beginning from March 19, 2010 and continuing at the end of each subsequent three-month period. As of December 31, 2008, no restricted share units were vested.

(4)
Hope Ni was granted 480,000 restricted share units on February 14, 2007, which vest in 12 equal tranches beginning on May 14, 2007 and continuing at the end of each subsequent three-month period. As of December 31, 2008, 280,000 restricted share units were vested.

(5)
Charlie Y. Shi was granted 480,000 restricted share units on February 14, 2007, which vest in 12 equal tranches beginning on May 14, 2007 and continuing at the end of each subsequent three-month period. When he resigned as an Independent Director in October 2008, his 204,000 unvested restricted shares were immediately cancelled. Charlie Shi was appointed as an advisor of our company and granted 1,240,000 restricted share units on October 20, 2008, which vest in 12 equal tranches beginning on October 20, 2009 and continuing at the end of each subsequent three-month period. As of December 31, 2008, no such restricted share units were vested.

(6)
Hanhui Sun resigned as the Chief Financial Officer of our company in February 2009 but is staying on with our company until April 30, 2009 for transition. Hanhui Sun was granted 2,000,000 options on October 24, 2008, which vest in 16 equal tranches beginning on January 24, 2009 and continuing at the end of each subsequent three-month period. His unvested options will be cancelled when he leaves our company and his vested but unexercised options would expire on July 30, 2009.

(7)
Hanhui Sun resigned as the Chief Financial Officer of our company in February 2009 but is staying on with our company until April 30, 2009 for transition. Hanhui Sun was granted 2,000,000 restricted share units on February 14, 2007, 25% of which vested on February 14, 2008 and the remaining 75% of which vest in 12 equal tranches beginning from May 14, 2008 and continuing at the end of each subsequent three-month period. Another 2,000,000 restricted share units were granted to Hanhui Sun on November 12, 2007, 25% of which vested on November 12, 2008 and the remaining 75% of which vest in 12 equal tranches beginning from February 12, 2009 and continuing at the end of each subsequent three-month period. As of December 31, 2008, 1,375,000 restricted share units were vested. His unvested restricted share units will be cancelled when he leaves our company.

(8)
We granted restricted share units covering 141,880,000 of our ordinary shares on February 14, June 26, November 12, 2007 and December 19, 2008. As of December 31, 2008, 7,670,000 were cancelled because the recipients left our company and 122,237,500 remained outstanding.

SOURCES OF SHAREHOLDERS’ RIGHTS

Currently, the primary sources of our shareholders’ rights are our memorandum and articles of association and the Companies Law that, among other things, impose certain standards of conduct, fairness and disclosure on us, our directors and our shareholders.

SHAREHOLDERS’ MEETINGS

An annual general meeting and any extraordinary general meeting shall be called by not less than 20 days’ notice in writing. Notice of every general meeting shall be given to all of our shareholders.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, it shall be deemed to have been duly called, if it is so agreed (i) in the case of a meeting called as an annual general meeting, by all of our shareholders entitled to attend and vote at the meeting or their proxies; or (ii) in the case of any other meeting, by a majority of the number of shareholders (or their proxies) having a right to attend and vote at the meeting, together holding not less than 95% in par value of the ordinary shares.

No business except the appointment of a chairman shall be transacted at any general meeting unless a quorum is present at the commencement of business.

Two shareholders present in person or in proxy that represent not less than one-third of our total outstanding voting shares will constitute a quorum.

A corporation shareholder shall be deemed to be present in person if represented by its duly authorized representative. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as that corporation could exercise if it were our individual shareholder.

ACTIONS BY WRITTEN CONSENT

Our articles of association provide that shareholders may take action by written resolution, provided that the resolution is signed by all shareholders that would be entitled to vote with respect to such action at a general meeting. Under Delaware law, which is discussed for comparative purposes, shareholders may also take action by written consent, provided that the consent is signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

VOTING RIGHTS ATTACHING TO THE ORDINARY SHARES

Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote, including the election of our directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman or any other member present in person or by proxy holding at least 10% in nominal value of our total issued shares giving the right to attend and vote at a meeting.

Share certificates registered in the names of two or more persons are deliverable to the person named in the share register, and if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of the company, unlike the requirement under Delaware law that cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and indeed the company has made no provisions in its articles of association to allow cumulative voting for such elections.

PROTECTION OF MINORITY SHAREHOLDERS

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of our shares in issue, appoint an inspector to examine into our affairs and to report thereon in such manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands, which may make a winding-up order, if the court is of the opinion that it is just and equitable that we should be wound up.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our memorandum and articles of association or under the Companies Law.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (a) an act which is ultra vires or illegal, (b) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us and (c) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

PREEMPTION RIGHTS

There are no preemption rights applicable to the issue of new ordinary shares under either Cayman Islands law or our memorandum and articles of association.

LIQUIDATION RIGHTS

If we are to be liquidated, the liquidator may, with the approval of the shareholders, divide among the shareholders in cash or in kind the whole or any part of our assets, in a manner proportionate to their shareholdings, and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the approval of the shareholders, thinks fit, provided that a shareholder shall not be compelled to accept any shares or other assets which would subject such shareholder to liability.

MODIFICATION OF RIGHTS

Except with respect to share capital, as described below, and the location of the registered office, alterations or amendments to our memorandum and articles of association may only be made by special resolution.

Subject to the Companies Law, all or any of the special rights attached to any class, unless otherwise provided for by the terms of issue of the shares of that class, may be varied, modified or abrogated either with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our articles of association relating to general meetings shall apply mutatis mutandis to every such separate general meeting, except that the quorum for the purposes of any such separate general meeting shall be a person or persons together holding, or representing by proxy, on the date of the relevant meeting not less than one-third of the issued shares of that class, and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

ALTERATION OF CAPITAL

We may from time to time by ordinary resolution:

•	increase our share capital by any sum;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•
cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled, subject to the provisions of the Companies Law; and

•	sub-divide our shares or any of them into shares of smaller amount than is fixed by our memorandum, subject nevertheless to the Companies Law.

We may, by special resolution, subject to any conditions prescribed by the Companies Law, reduce our share capital, share premium account or any capital redemption reserve in any manner authorized by law.

An ordinary resolution is a resolution passed by a simple majority of the shareholders voting in person or by proxy at a general meeting. An ordinary resolution also includes a unanimous written resolution. A special resolution is a resolution passed by a majority of not less than two-thirds of the shareholders voting in person or by proxy at a general meeting, of which notice specifying the intention to propose the resolution as a special resolution has been duly given. A special resolution also includes a unanimous written resolution.

TRANSFER OF ORDINARY SHARES

Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share without assigning any reasons therefor.

If our directors refuse to register a transfer, they shall, within two months of such refusal, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 45 days in any year.

SHARE REPURCHASE

Our articles of association provide that our board of directors may from time to time cause us to repurchase our ordinary shares and make payment therefor in any manner authorized by the Companies Law, including out of capital, subject to the Companies Law and our memorandum.

On October 27, 2008, our board of directors authorized us to purchase our ADSs on the open market. Pursuant to this authorization, the ADSs to be purchased shall not exceed 4,500,000 ADSs and the aggregate price of ADSs to be purchased shall not exceed US$10,000,000. As of December 31, 2008, we had purchased 223,090 ADSs, representing 8,923,600 ordinary shares. As of April 30, 2009, we had purchased 568,994 ADSs, representing 22,759,760 ordinary shares.

DIVIDENDS

Subject to the Companies Law and to our articles of association, our board of directors may declare dividends (including interim dividends) and distributions on shares. No dividend may be declared or paid other than out of our profits and reserves lawfully available for distribution, including share premium.

Our board of directors may deduct from any dividend or other distribution payable to any shareholder all sums of money, if any, presently payable by him or her to us on account of calls or otherwise.

No dividend shall carry interest against us.

Any dividend, interest or other sum payable in cash to a holder of ordinary shares may be paid by check or warrant sent through the post addressed to the registered address of the shareholder entitled, or in the case of joint holders, to the registered address of the person whose name stands first in our register of shareholders in respect of the joint holding to such person and to such address as the holder or joint holders may in writing direct. Every check or warrant so sent shall be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on our register of shareholders in respect of such ordinary shares, and shall be sent at his or their risk and the payment of any such check or warrant by the bank on which it is drawn shall operate as a good discharge to us in respect of the dividend and/or bonus represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement thereon has been forged.

Any dividend unclaimed for six years from the date of declaration of such dividend may be forfeited by the board of directors and shall revert to us.

Our board of directors may, with the sanction of the shareholders in general meeting, direct that any dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid-up shares, debentures or warrants to subscribe to securities of any other company, and where any difficulty arises in regard to such distribution our directors may settle it as they think expedient, and in particular may disregard fractional entitlements, round the same up or down or provide that the same shall accrue to our benefit, and may fix the value for distribution of such specific assets and may determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to our board of directors.

UNTRACEABLE SHAREHOLDERS

We are entitled to sell any ordinary share of a shareholder who is untraceable, provided that:

(i)	all checks or warrants, not being less than three in number, for any sums payable in cash to the holder of such ordinary shares have remained uncashed for a period of 12 years;

(ii)
we have not during that time or before the expiry of the three-month period referred to in paragraph (iv) below received any indication of the whereabouts or existence of the shareholder or person entitled to such ordinary shares by death, bankruptcy or operation of law;

(iii)	during the 12-year period, at least three dividends in respect of the ordinary shares in question have become payable and no dividend during that period has been claimed by the shareholder; and

(iv)
upon expiration of the 12-year period, we have caused an advertisement to be published in newspapers (or, by electronic communication in the manner in which notices may be served by us by electronic means as provided in our articles of association), giving notice of its intention to sell these ordinary shares, and a period of three months has elapsed since such advertisement and Nasdaq has been notified of such intention.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds, we shall become indebted to the former shareholder for an amount equal to such net proceeds.

DIFFERENCES IN CORPORATE LAW

The Companies Law is modeled after that of England but does not follow recent United Kingdom statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, or a Plan, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The Plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares. We have not issued preferred shares or adopted other “poison pill” measures that could be used to prevent a takeover attempt as is commonly adopted by U.S. companies. On September 6, 2005, our shareholders’ annual general meeting voted to amend our articles of association to (i) set a three-year term for directors, whose terms previously had not been limited by the articles of association, (ii) create a board with three classes of directors, (iii) authorize the board to appoint directors in addition to the existing directors, up to a total of 11 directors, and (iv) allow shareholders to remove any director during his term only for negligence or other reasonable cause. At that same annual general meeting, the shareholders also voted to amend our articles of association to authorize the board of directors to cause us to repurchase our own shares from time to time. As a result of these measures, as well as other measures we may adopt in the future, shareholders might be prevented from realizing a potential premium on their shares as a result of a takeover attempt.

Cayman Islands law does not require that shareholders approve sales of all or substantially all of a company’s assets as is commonly adopted by U.S. companies.

Shareholders’ Suits

Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. In principle, we will normally be the proper derivative plaintiff, and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which are of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected only if authorized by more than a simple majority vote, which has not been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for our directors and officers to be indemnified out of the assets of the company against any liability incurred by him or her as a result of any act or failure to act in carrying out his or her functions other than such liability (if any) that he or she may incur by his own wilful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable.

Corporate Governance

While the Companies Law does not restrict transactions with directors, and common law requires only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve, our articles of association restricts transactions between us and our directors.

BOARD OF DIRECTORS

We are managed by a board of directors which currently consists of five members. At each annual general meeting, one-third of our directors are subject to retirement from office. Retiring directors are eligible for re-election. There are no membership qualifications for directors. There are no share ownership qualifications for directors. The compensation committee under our board will determine the remuneration to be paid to the directors.

On September 6, 2005, our shareholders’ annual general meeting voted to amend our articles of association to (i) set a three-year term for directors, whose terms previously had not been limited by the articles of association, (ii) create a board with three classes of directors, (iii) authorize the board to appoint directors in addition to the existing directors, up to a total of 11 directors and (iv) allow shareholders to remove any director during his term only for negligence or other reasonable cause.

Meetings of our board of directors may be convened at any time deemed necessary by any members of our board of directors. Advance notice of a meeting is not required if all our directors are present or represented at the meeting concerned and consent to the holding of such meeting.

A meeting of our board of directors shall be competent to make lawful and binding decisions if any two members of our board of directors are present or represented. At any meeting of our directors, each director, be it by his or her presence or by his or her alternate, is entitled to one vote. A director may vote in respect of any contract or transaction in which he is interested; provided, however, that he or she shall disclose the nature of such interest at or prior to its consideration and any vote on that matter.

The directors may exercise all the corporate powers to borrow money or issue debt and to mortgage our properties. Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Under Cayman Islands law, our directors have a duty of loyalty and must act honestly and in good faith and in our best interests. Our directors also have a duty to exercise the care, diligence, and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duties to us, our directors must ensure compliance with the memorandum and articles of association and the class rights vested thereunder in the holders of the shares. A shareholder may, in certain circumstances, have rights to damages if a duty owed by the directors is breached.

INSPECTION OF BOOKS AND RECORDS

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

AUDIT, NOMINATIONS AND COMPENSATION COMMITTEES

Our Audit, Nominations and Compensation Committees are comprised solely of independent directors.

PRICE RANGE OF AMERICAN DEPOSITARY SHARES

Our ADSs, each representing 40 of our ordinary shares, had been listed on the Nasdaq Global Market since July 9, 2004. Effective January 1, 2008, our ADSs have been listed on the Nasdaq Global Select Market. Our ADSs trade under the symbol “KONG.” The following table provides (1) the annual high and low market prices for the four most recent full financial years, (2) the high and low market prices for each full financial quarter for the two most recent full financial years and the subsequent period and (3) the high and low market prices each month for the most recent six months.

	Price per ADS (US$)
Annual highs and lows	High	Low
2004(1)	11.97	5.33
2005	14.48	6.80
2006	15.04	5.56
2007	9.53	3.53
2008	6.89	2.44
Quarterly highs and lows
First Quarter, 2007	9.53	6.68
Second Quarter, 2007	7.28	4.73
Third Quarter, 2007	8.53	3.53
Fourth Quarter, 2007	8.46	4.49
First Quarter, 2008	6.89	4.33
Second Quarter, 2008	5.18	3.73
Third Quarter, 2008	4.20	3.51
Fourth Quarter, 2008	3.68	2.44
First Quarter, 2009	5.28	3.47
Monthly highs and lows
November 2008	3.42	2.83
December 2008	3.68	3.23
January 2009	4.39	3.47
February 2009	5.03	3.85
March 2009	5.28	4.63
April 2009	6.64	5.06
May 2009 (through May 11)	7.08	6.43

(1)	Our ADSs commenced trading on the Nasdaq Global Market on July 9, 2004.

MATERIAL CHANGES

Not applicable.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with the issuance and distribution of the securities registered under this Registration Statement:

SEC registration fee	US$1,545.10
Legal fees and expenses	US$125,000
Printers’ fees	US$599
Accounting fees and expenses	US$12,000
Miscellaneous	US$848
Total	US$139,992.10

All amounts are estimated, except the SEC registration fee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 (File No. 333-[●]) under the Securities Act with respect to the ordinary shares offered pursuant to this prospectus, and a registration statement on Form F-6 (File No. 333-11628) under the Securities Act with respect to our ADSs. This prospectus does not contain all of the information in the registration statements and their exhibits. We have omitted certain portions of the registration statement from this prospectus in accordance with the rules and regulations of the SEC.

We file annual reports on Form 20-F and submit other reports and information under cover of Form 6-K with the SEC. You can inspect and copy the registration statements and their exhibits as well as other reports and information at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov. The address of our primary website is www.KongZhong.com, and the address of our primary wireless Internet site is Kong.net. The information on those websites is not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus, until this offering is completed. In addition, we will incorporate by reference some future reports on Form 6-K, but only to the extent specifically indicated in those reports. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•	Our 2008 20-F (File No. 000-50826), filed with the SEC on April 29, 2009; and

•	The description of our ADSs contained in our registration statement on Form F-1 (File No. 333-116172), filed with the SEC on June 4, 2004, as it may be amended from time to time.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to us at the following address:

KongZhong Corporation
35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing, China 100044
Telephone: (+86-10) 8857-6000.

DISCLOSURE OF THE SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

VALIDITY OF THE ORDINARY SHARES

The validity of the ordinary shares issuable upon conversion of the note or exercise of the warrant under Cayman Islands law will be passed upon for us by Maples and Calder.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to our 2008 20-F and the effectiveness of the company’s internal control over financial reporting as of December 31, 2008 have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment and the adoption of the recognition and measurement methods under Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 8/F, Deloitte Tower, The Towers, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, the PRC.

PART II − INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for our directors and officers to be indemnified out of the assets of the company against any liability incurred by him or her as a result of any act or failure to act in carrying out his or her functions other than such liability (if any) that he or she may incur by his or her own wilful neglect or default.

EXHIBITS

Exhibit Number		Description
4.1	(1)	Specimen of share certificate.

4.2	(2)
Form of Deposit Agreement among the registrant, Citibank, N.A., as depositary, and Holders and Beneficial Holders of American Depositary Shares evidenced by American Depositary Receipts thereunder, including the form of American Depositary Receipt.

4.3		Registration Rights Agreement, dated March 18, 2009, between KongZhong Corporation and Nokia Growth Partners II, L.P.

5.1		Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, as to the validity of the shares.

23.1		Consent of King & Wood.

23.2		Consent of Deloitte Touche Tohmatsu CPA Ltd.

23.3		Consent of American Appraisal Limited.

23.4		Consent of Maples and Calder (included in Exhibit 5.1).

24.1		Powers of Attorney (contained in the signature pages to this Registration Statement).

(1)	Previously filed as an exhibit to the Registration Statement on Form F-1 (File No. 333-116172) of KongZhong Corporation filed with the SEC on June 4, 2004 and incorporated herein by reference thereto.

(2)	Previously filed as an exhibit to the Registration Statement on Form F-6 (File No. 333-116228) of KongZhong Corporation filed with the SEC on June 7, 2004 and incorporated herein by reference thereto.

UNDERTAKINGS

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided, that a post-effective amendment need not be filed to provide financial statements and information otherwise required by Section 10(a)(3) of the Exchange Act or Item 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC pursuant to Section 13 or Section 15(d) 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(5)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

(a)           The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on May 12, 2009.

KongZhong Corporation

By:	/s/ LEILEI WANG
Name: Leilei Wang
Title: Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leilei Wang and Jay Chang, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitutions, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 12, 2009 in the capacities indicated.

Signature	Title

/s/ LEILEI WANG	Chairman and Chief Executive Officer
Leilei Wang	(principal executive officer)

/s/ NICK YANG	Vice Chairman, President and Chief Technology Officer
Nick Yang

/s/ XIAOXIN CHEN	Director
Xiaoxin Chen

/s/ XIAOLONG LI	Director
Xiaolong Li

/s/ HOPE NI	Director
Hope Ni

/s/ JAY CHANG	Chief Financial Officer
Jay Chang

/s/ XIN WANG	Chief Operating Officer
Xin Wang

/s/ TAI FAN	Chief Investment Officer
Tai Fan

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of KongZhong Corporation, has signed this Registration Statement or amendment thereto in the city of Newark, state of Delaware, on May 12, 2009.

Authorized U.S. Representative

By:	/s/ GREG F. LAVELLE
Name: Greg F. Lavelle
Title: Managing Director, Puglisi & Associates

INDEX TO EXHIBITS

Number		Description of Exhibit
4.1	(1)	Specimen of share certificate.

4.2	(2)
Form of Deposit Agreement among the registrant, Citibank, N.A., as depositary, and Holders and Beneficial Holders of American Depositary Shares evidenced by American Depositary Receipts thereunder, including the form of American Depositary Receipt.

4.3		Registration Rights Agreement, dated March 18, 2009, between KongZhong Corporation and Nokia Growth Partners II, L.P.

5.1		Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, as to the validity of the shares.

23.1		Consent of King & Wood.

23.2		Consent of Deloitte Touche Tohmatsu CPA Ltd.

23.3		Consent of American Appraisal Limited.

23.4		Consent of Maples and Calder (included in Exhibit 5.1).

24.1		Powers of Attorney (contained in the signature pages to this Registration Statement).

(1)	Previously filed as an exhibit to the Registration Statement on Form F-1 (File No. 333-116172) of KongZhong Corporation filed with the SEC on June 4, 2004 and incorporated herein by reference thereto.

(2)	Previously filed as an exhibit to the Registration Statement on Form F-6 (File No. 333-116228) of KongZhong Corporation filed with the SEC on June 7, 2004 and incorporated herein by reference thereto.